ITEM 77Q(a) - COPIES OF ANY MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS



Federated Core Trust

Amendment No. 7
to the Declaration of Trust
dated August 21, 1996

	This Declaration of Trust is amended as follows:

	Strike Section 5 of Article III and replace it with the following:

	Section 5.  Establishment and Designation of S
eries.  Without limiting the
authority of the Trustees set forth in Article XIII,
Section 7, inter alia, to establish and
designate any additional Series or to modify the right s and preferences of any existing
Series, the Series shall be, and are established and d esignated as,

High-Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Inflation-Protected Securities Core Fund
Federated Duration Plus Core Fund

		The undersigned hereby certify that the
above Amendment is a true and
correct Amendment to the Declaration of Trust, as adopte d by the Board of Trustees at a meeting on the 14th day of August, 2009, to become effe ctive on September 3, 2009.

	WITNESS the due execution hereof this 14th day of August, 2009.


/s/ John F. Donahue		/s/ J. Christopher Donahue
John F. Donahue		J. Christopher Donahue

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ R. James Nicholson
Nicholas P. Constantakis		R. James Nicholson

/s/ John F. Cunningham		/s/ Thomas M. O'Neill
John F. Cunningham		Thomas M. O'Neill

/s/ Maureen Lally-Green		/s/ John S. Walsh
Maureen Lally-Green		John S. Walsh

/s/ Peter E. Madden		/s/ James F. Will
Peter E. Madden		James F. Will